Exhibit 3.4


                      KRANZCO REALTY TRUST
               ARTICLES SUPPLEMENTARY CLASSIFYING
             1,235,000 SHARES OF BENEFICIAL INTEREST
                               AS
    9.75% SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED SHARES
                               OF
                       BENEFICIAL INTEREST

              (Pursuant to Section 8-203(b) of the
              Corporations and Associations Article
               of the Annotated Code of Maryland)

     Kranzco Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland (the "Company"), and having its executive office at 128 Fayette Street, Conshohocken, Pennsylvania 19428, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority granted to and vested in the Board of Trustees of the Company (the "Board of Trustees") in accordance with the Amended and Restated Declaration of Trust of the Company, dated November 4, 1992, as amended (the "Declaration of Trust"), the Board of Trustees at a meeting duly convened and held on November 7, 1996 and by unanimous written consent dated as of December 18, 1996 adopted resolutions authorizing, creating and classifying, out of the 100,000,000 authorized shares of beneficial interest of the Company (the "Shares"), a separate class of preferred shares of beneficial interest consisting of 1,235,000 preferred shares of beneficial interest to be known as the "Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest" (the "Series B-1 Preferred Shares"). The Series B-1 Preferred Shares shall have a par value of $.01 per share. The designation, preferences, conversion and other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-1 Preferred Shares, which shall be deemed to be part of Article VI of the Declaration of Trust, are as follows:

    9.75% SERIES B-1 CUMULATIVE CONVERTIBLE PREFERRED SHARES
                     OF BENEFICIAL INTEREST

     The Series B-1 Preferred Shares shall be identical in all respects to the 9.75% Series B-2 Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, of the Company (the "Series B-2 Preferred Shares", and, together with the Series B-1 Preferred Shares, the "Series B Preferred Shares"), and shall have the same rights, privileges and preferences as the Series B-2 Preferred Shares in all circumstances, except with respect to the conversion rights set forth in Subparagraph (D)(1) herein.

A. Certain Definitions.

     Unless the context otherwise requires, the terms defined in this Paragraph (A) shall have, for all purposes of the provisions of the Declaration of Trust in respect of the Series B-1 Preferred Shares, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

     Additional Common Equity.  The term "Additional Common
Equity" shall have the meaning set forth in Subparagraph
(D)(6)(ii).

     Adjustment Event. The term "Adjustment Event" shall mean any event described in Subparagraph (D)(6).

     Board of Trustees. The term "Board of Trustees" shall mean the Board of Trustees of the Company.

     Business Day. The term "Business Day" shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law to close.

     Call Price. The term "Call Price" shall have the meaning set forth in Subparagraph (G)(1).

     Capital Gains Amount. The term "Capital Gains Amount" shall have the meaning set forth in Subparagraph (B)(7).

     Capital Lease. The term "Capital Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on the balance sheet of the lessee.

     Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class or series of common shares of beneficial interest of the Company, including the Common Shares, and any other shares, howsoever designated, which have the right (subject always to prior rights of any class or series of preferred shares of beneficial interest) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

     Common Share Distribution.  The term "Common Share
Distribution" shall have the meaning set forth in Subparagraph
(D)(1).

     Common Share Distribution Period.  The term "Common Share
Distribution Period" shall have the meaning set forth in Subparagraph (D)(1).

     Common Share Equivalent. The term "Common Share Equivalent" shall have the meaning set forth in Subparagraph (D)(6)(ii).

     Common Shares.  The term "Common Shares" shall mean the
Common Shares of Beneficial Interest, $.01 par value per share, of the Company.

     Company Affiliate. The term "Company Affiliate" shall have the meaning set forth in Subparagraph (D)(6)(ii).

     Converted Series B-1 Preferred Share Distribution.  The term
"Converted Series B-1 Preferred Share Distribution" shall have the meaning set forth in Subparagraph (D)(1).

     Convertible Securities. The term "Convertible Securities" shall have the meaning set forth in Subparagraph (D)(6)(ii).

     Current Market Price per Common Share. The term "Current Market Price per Common Share" shall mean the average of the closing prices for a Common Share for the thirty trading days preceding the tenth trading day prior to the relevant date of determination. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, Inc., or if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, Inc., on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Common Shares or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Common Shares are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate.

     Distribution. The term "Distribution" or "Distributions" shall mean any cash or other property paid or payable on or with respect to any share of beneficial interest, common or preferred, including, without limitation, any dividend or other distribution, whether in liquidation or otherwise.

     Distribution Payment Date.  The term "Distribution Payment
Date" shall have the meaning set forth in Subparagraph (B)(2).

     Distribution Period. The term "Distribution Period" shall mean the period from and including the Initial Issue Date to, but not including, the first Distribution Payment Date and thereafter, each quarterly period from and including any Distribution Payment Date to, but not including, the next
Distribution Payment Date.

     Distributions Accrued and Accrued Distributions. The terms "Distributions Accrued" and "Accrued Distributions" shall mean, with respect to any class or series of preferred shares of beneficial interest, an amount which shall be equal to distributions thereon at the annual distribution rates per share for the respective class or series thereof from the date or dates on which such distributions commence to accrue to the end of the then current distribution period for such preferred shares, less the amount of all distributions paid, with respect to such preferred shares for such period from the date such distributions commenced to accrue.

     Excess Amount. The term "Excess Amount" shall have the meaning set forth in Subparagraph (D)(1).

     Excess Shares. The term "Excess Shares" shall have the meaning set forth in Subparagraph (F)(4).

     Four Quarter Preferential Distribution Non-Payment. The term "Four Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Subparagraph (E)(2)(ii).

     Initial Issue Date. The term "Initial Issue Date" shall mean February 27, 1997.

     Junior Shares. The term "Junior Shares" shall mean, as the case may be, (i) the Common Equity and any other class or series of Shares which is not entitled to receive any distributions in any Distribution Period unless all distributions required to have been paid or declared and set apart for payment on the Series B-1 Preferred Shares shall have been so paid or declared and set apart for payment or (ii) the Common Equity and any other class or series of Shares which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Company until the Series B-1 Preferred Shares shall have received the entire amount to which such Class B Preferred Shares is entitled upon such liquidation, dissolution or winding up.

     Liquidation Preference. The term "Liquidation Preference" shall mean $25.00 per share.

     Notice of Redemption. The term "Notice of Redemption" shall have the meaning set forth in Subparagraph (G)(2).

     Overlapping Period. The term "Overlapping Period" shall have the meaning set forth in Subparagraph (D)(1).

     Parity Shares. The term "Parity Shares" shall mean, as the case may be, (i) any class or series of Shares which is entitled to receive payment of distributions on a parity with the Series B-1 Preferred Shares or (ii) any class or series of Shares which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Company on a parity with the Series B-1 Preferred Shares.

     Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust classified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company, limited liability company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of the Series B-1 Preferred Shares; provided, that such ownership by such underwriter would not result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Company failing to qualify as a REIT.

     Preferential Distribution Non-Payment.  The term
"Preferential Distribution Non-Payment" shall have the meaning set forth in Subparagraph (E)(2)(ii).

     Preferred Shares Trustee.  The term "Preferred Shares
Trustee" shall have the meaning set forth in Subparagraph
(E)(2)(ii).

     Record Date. The term "Record Date" shall mean the date designated by the Board of Trustees at the time a distribution is declared; provided, that such Record Date shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Board of Trustees for the payment of distributions that is not more than ninety (90) days prior to such Distribution Payment Date.

     Redemption Date. The term "Redemption Date" shall have the meaning set forth in Subparagraph (G)(2).

     Redemption Distributions.  The term "Redemption
Distributions" shall have the meaning set forth in Subparagraph
(G)(1).

     REIT. The term "REIT" shall mean a real estate investment trust under Section 856 of the Code.

     Senior Shares. The term "Senior Shares" shall mean, as the case may be, (i) any class or series of Shares ranking senior to the Series B-1 Preferred Shares in respect of the right to receive distributions or (ii) any class or series of Shares ranking senior to the Series B-1 Preferred Shares in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Company.

     Series A Preferred Shares.  The term "Series A Preferred
Shares" shall mean the Series A Increasing Rate Cumulative
Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, of the Company.

     Series A-1 Preferred Shares.  The term "Series A-1 Preferred
Shares" shall mean the Series A-1 Increasing Rate Cumulative
Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, of the Company.

     Series A Preferred Share Conversion Limit.  The term "Series
A Preferred Share Conversion Limit" shall have the meaning set forth in Subparagraph (D)(6).

     Series B-1 Conversion Price.  The term "Series B-1
Conversion Price" shall have the meaning set forth in Subparagraph (D)(1).

     Series B-1 Excepted Person.  The term "Series B-1 Excepted
Person" shall have the meaning set forth in Subparagraph (F)(5).

     Series B-1 Excess Shares.  The term "Series B-1 Excess
Shares" shall have the meaning set forth in Subparagraph (F)(4).

     Shares. The term "Shares" shall mean any transferable shares of beneficial interest of the Company of any class or series.

     Six Quarter Preferential Distribution Non-Payment.  The term
"Six Quarter Preferential Distribution Non-Payment" shall have the meaning set forth in Subparagraph (E)(2)(ii).

     Special Conversion Event.  The term "Special Conversion
Event" shall mean:

          (i) Norman M. Kranzdorf ceasing to be any of the following: (A) Chief Executive Officer, (B) Chief Operating Officer or (C) any other senior executive officer of the Company having an active role in such capacity in the management of the business of the Company;

          (ii) the merger or consolidation of the Company with or into any Person, unless (A) immediately following such merger or consolidation, more than 50% of the surviving company's issued and outstanding voting securities are held by the holders of the Company's issued and outstanding voting securities immediately prior to such merger or consolidation and (B) effective provision is made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-1 Preferred Shares;

          (iii) the sale, lease, transfer, spin-off, or other disposal or distribution of all or substantially all of the assets of the Company;

          (iv) a tender offer or other similar offer for at least a majority of the voting shares of beneficial interest of the Company by any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, is commenced and completed, and as a result thereof such Person or related group of Persons owns or controls more than a majority of the issued and outstanding voting securities of the Company;

          (v) with respect to any agreements for, or notes or other instruments evidencing, borrowed money of the Company or any of the Subsidiaries for, individually or in the aggregate, $10,000,000 or more (including as a result of any cross-default provisions), if (A) the Company or any of the Subsidiaries defaults in any payment of principal or interest, (B) a non-monetary default by the Company or any of the Subsidiaries occurs which is not contested by the Company or the applicable Subsidiary and is not cured within any applicable grace period or waived or (C) a non-monetary default by the Company or any of the Subsidiaries occurs which is contested by the Company or the applicable Subsidiary and is not cured within 30 days after it is determined by a court of competent jurisdiction that the Company or the applicable Subsidiary has committed such default, and, in any case, the holders (or trustees on behalf of such holders) of any indebtedness for borrowed money of the Company or any of the Subsidiaries for an aggregate amount of $10,000,000 or more, pursuant to such agreements, notes or instruments, or any cross-default provisions contained in any agreements, notes or instruments representing indebtedness for borrowed money, elect to accelerate the stated maturity or payment dates of such indebtedness;

          (vi) with respect to any Capital Lease of the Company or any of the Subsidiaries pursuant to which the Company or any of the Subsidiaries has rental obligations in an aggregate amount of $25,000,000 or more over the term of such Capital Lease (including as a result of any cross-default provisions), if (A) a default by the Company or any of the Subsidiaries occurs in any payment of any rental obligations, (B) a non-monetary default by the Company or any of the Subsidiaries occurs which is not contested by the Company or the applicable Subsidiary and is not cured within any applicable grace period or waived or (C) a non-monetary default by the Company or any of the Subsidiaries occurs which is contested by the Company or the applicable Subsidiary and is not cured within 30 days after it is determined by a court of competent jurisdiction that the Company or the applicable Subsidiary has committed such default, and, in each case, if the lessors of Capital Leases of the Company or any of the Subsidiaries pursuant to which the Company or any of the Subsidiaries has rental obligations in an aggregate amount of $25,000,000 or more over the term of such Capital Leases, pursuant to such Capital Leases, or any cross-default provisions contained in any Capital Leases, elect to accelerate all remaining rental obligations under such Capital Leases to become due prior to the stated payment dates thereof;

          (vii) the commencement by or against the Company of any insolvency, bankruptcy, dissolution, liquidation or receivership proceedings with respect to the Company;

          (viii) the loss of the Company's status as a REIT; or

          (ix) if the Company shall have failed to pay a distribution on the outstanding Series B-1 Preferred Shares for any quarterly Distribution Period within five days of the Distribution Payment Date therefor.

     Subsidiaries. The term "Subsidiaries" shall mean all corporations, partnerships or other business entities of which more than 50% of the total voting securities or equity securities are owned or controlled by the Company.

     Total Distributions. The term "Total Distributions" shall have the meaning set forth in Subparagraph (B)(7).

B. Distributions.

     1. The record holders of Series B-1 Preferred Shares shall be entitled to receive from the Initial Issue Date, when, as and if authorized by the Board of Trustees, out of assets legally available for payment of distributions, cumulative cash distributions at a rate of 9.75% per annum of the Liquidation Preference per Series B-1 Preferred Share, computed on the basis of a 360-day year consisting of twelve 30-day months.

     2. Distributions on the Series B-1 Preferred Shares shall accrue and be cumulative from the Initial Issue Date. Distributions shall be payable quarterly in arrears for each Distribution Period when, as and if authorized by the Board of Trustees, on January 20, April 20, July 20 and October 20 of each year (each, a "Distribution Payment Date"), commencing on the first Distribution Payment Date following the Initial Issue Date. If any Distribution Payment Date occurs on a day that is not a Business Day, any accrued distributions otherwise payable on such Distribution Payment Date shall be paid on the next succeeding Business Day. The amount of distributions payable on Series B-1 Preferred Shares for each full Distribution Period shall be computed by dividing by four the annual distribution rate set forth in Subparagraph (B)(1). Distributions payable in respect of any Distribution Period which is less than a full Distribution Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Subject to Subparagraph
(D)(1), distributions shall be paid to the record holders of the Series B-1 Preferred Shares as their names shall appear on the share records of the Company at the close of business on the Record Date for such distribution. Subject to Subparagraph
(D)(1), distributions in respect of any past Distribution Periods that are in arrears may be authorized, declared, set apart for payment and paid at any time to record holders on the Record Date therefor. Any distribution payment made on Series B-1 Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due which remains payable. Upon issuance, the Series B-1 Preferred Shares will rank on a parity as to distributions with the Series A-1 Preferred Shares, the Series B-2 Preferred Shares and the Series C Preferred Shares.

     3. Except as provided in the next sentence, if any Series B-1 Preferred Shares are outstanding, no distributions (other than in Junior Shares or Common Shares) shall be authorized, declared, set apart for payment or paid on any class or series of Junior Shares or Parity Shares unless all accrued distributions on the Series B-1 Preferred Shares for all prior Distribution Periods and the then current Distribution Period have been or contemporaneously are authorized, declared, set apart for payment or paid. When distributions are not so paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series B-1 Preferred Shares and any other class or series of Parity Shares, all distributions authorized or declared upon the Series B-1 Preferred Shares and any such class or series of Parity Shares shall be authorized or declared pro rata so that the amount of distributions authorized or declared per share on the Series B-1 Preferred Shares and such class or series of Parity Shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Series B-1 Preferred Shares and such class or series of Parity Shares bear to each other.

     4. Except as provided in Subparagraph (B)(3), unless all accrued distributions on the Series B-1 Preferred Shares have been or contemporaneously are authorized, declared, set apart for payment or paid for all prior Distribution Periods and the then current Distribution Period, no Junior Shares or Parity Shares shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Company (except by conversion into or exchange for Junior Shares or Common Shares). Holders of the Series B-1 Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or Shares, in excess of accrued and cumulative distributions as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment or payments on the Series B-1 Preferred Shares that may be in arrears.

     5. No distribution on Series B-1 Preferred Shares shall be required to be authorized, declared, set apart for payment or paid by the Company to the extent such authorization, declaration, setting apart for payment or payment shall be restricted or prohibited by law. Notwithstanding that any distributions on Series B-1 Preferred Shares are restricted or prohibited by law, such distributions shall accrue and be cumulative.

     6. Distributions on the Series B-1 Preferred Shares, if not paid on the applicable Distribution Payment Date, will accrue whether or not distributions are authorized or declared for such Distribution Payment Date, whether or not the Company has earnings and whether or not there are assets legally available for the payment of such distributions.

     7. If, for any taxable year, the Board of Trustees elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to holders of all classes of Shares (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Series B-1 Preferred Shares shall be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total distributions paid or made available to the holders of the Series B-1 Preferred Shares for the year and the denominator of which shall be the Total Distributions.

C. Distributions Upon Liquidation, Dissolution or Winding Up.

     1. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution shall be made to the holders of any Junior Shares, and subject to the payment or provision or reserve for payment of the debts and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) and the preferences of Senior Shares, if any, of the Company, the holders of Series B-1 Preferred Shares shall be entitled to receive, out of the assets of the Company legally available for payment of distributions, liquidating distributions in cash (or property at its fair market value as determined in good faith by the Board of Trustees (or a combination thereof)) in the amount of the Liquidation Preference for each Series B-1 Preferred Share plus an amount equal to all accrued and unpaid distributions pursuant to Paragraph (B) (whether or not authorized or declared, and whether or not there would be assets legally available for the payment of such distributions) to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to this Subparagraph (C)(1), the holders of Series B-1 Preferred Shares will have no right or claim to any of the remaining assets of the Company and shall not be entitled to any other distribution.

     2. Notwithstanding any provision in Subparagraph (C)(1) to the contrary, in the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the assets legally available for payment of distributions are insufficient to pay (x) the full amount of the liquidating distributions to which holders of Series B-1 Preferred Shares would otherwise be entitled pursuant to Subparagraph (C)(1) and (y) the corresponding amounts of the liquidating distributions to which holders of Parity Shares would be entitled upon liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Series B-1 Preferred Shares and the holders of the Parity Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Upon issuance, the Series B-1 Preferred Shares will rank on a parity with the Series A-1 Preferred Shares, the Series B-2 Preferred Shares and the Series C Preferred Shares as to the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company.

D. Conversion.

     1. Holders of Series B-1 Preferred Shares shall have the right, exercisable after February 27, 1998 (unless otherwise exercisable earlier pursuant to this Subparagraph (D)(1)), at any time and from time to time, to convert all or any Series B-1 Preferred Shares (except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the liquidating distributions to which holders of Series B-1 Preferred Shares are entitled) into such number of fully paid Common Shares as is obtained by:
(i) multiplying the number of Series B-1 Preferred Shares to be converted by $25.00 and (ii) dividing the result by the conversion price listed below that will be in effect during the corresponding date of conversion listed below:

Date of Conversion                               Conversion Price

Prior to the occurrence of Special Conversion Event

February 28, 1998 to and including
February 27, 1999                                $  19.1750
February 28, 1999 to and including
February 27, 2000                                $  18.6875
February 28, 2000 to and including
February 27, 2001                                $  18.2000

February 28, 2001 and thereafter                 $  17.7125

At any time after a Special Conversion Event
shall have occurred                              $  17.7125

At any time after Notice of Redemption
pursuant to Paragraph (G) hereof                 $  16.2500


If, and each time, a conversion price listed above then in effect (the "Series B-1 Conversion Price") shall be adjusted pursuant to the terms of these Paragraphs (A) through (N), all of the conversion prices listed above shall be so adjusted as though such conversion prices were in effect on the date of adjustment. The Series B-1 Conversion Price shall be the conversion price as last adjusted and then in effect. Notwithstanding anything else to the contrary, (x) after any Special Conversion Event under clauses (i), (iv), (v), (vi), (vii), (viii) or (ix) of the definition thereof and (y) immediately prior to any Special Conversion Event under clauses (ii) or (iii) of the definition thereof, holders of Series B-1 Preferred Shares shall have the right, exercisable at any time, to convert, in accordance with the terms of this Paragraph (D), all or any such Series B-1 Preferred Shares (except that upon any dissolution, liquidation or winding up of the affairs of the Company the right of conversion shall terminate at the close of business on the Business Day fixed for payment of the liquidating distributions to which holders of Series B-1 Preferred Shares are entitled) into such number of fully paid Common Shares as is obtained by:
(x) multiplying the number of Series B-1 Preferred Shares to be converted by $25.00 and (y) dividing the result by $17.7125, as adjusted pursuant to this Paragraph (D).

     Notwithstanding anything to the contrary, during the period from the date the Company resolves to take any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof until the consummation of such Special Conversion Event, the holders of Series B-1 Preferred Shares shall have the right to make an election to convert all or any Series B-1 Preferred Shares conditional upon approval of such Special Conversion Event by the holders entitled to vote on such matter, in which case, if such Special Conversion Event is approved, conversion of such Series B-1 Preferred Shares as to which a conditional election has been made shall occur immediately prior to such Special Conversion Event.

     In the event that a tender offer or other similar offer shall have been commenced which if consummated would result in a Special Conversion Event under clause (iv) of the definition thereof, holders shall have the right to convert their Series B-1 Preferred Shares pursuant to the terms hereof within the five business day period prior to the consummation of such tender offer or other similar offer; provided, however, if such tender offer or other similar offer is not consummated or, if consummated, does not result in a Special Conversion Event under clause (iv) of the definition thereof, then the Company shall have the right to redeem any and all Common Shares into which any Series B-1 Preferred Shares were converted pursuant to such clause (iv) for the same number of Series B-1 Preferred Shares converted pursuant thereto, upon written notice from the Company notifying such holder of the election of the Company to redeem such Series B-1 Preferred Shares stating the number of Common Shares to be surrendered, the number of Series B-1 Preferred Shares to be issued therefor and the date and the place(s) where the certificate(s) representing such Series B-1 Preferred Shares are to be surrendered. On or after the date specified in such notice, each such holder shall present and surrender his certificate or certificates for such Common Shares to the Company at the place designated in such notice for redemption and thereupon such holder shall be issued the same number of Series B-1 Preferred Shares converted and each surrendered certificate shall be cancelled. From and after the date of issuance of the number of Series B-1 Preferred Shares set forth in the notice,
(i) all distributions on the Common Shares to be redeemed shall cease to accrue, and (ii) all rights of the holders thereof as holders of Common Shares shall cease and terminate, except for the right to receive the number of Series B-1 Preferred Shares upon the surrender of Common Shares certificates as set forth in the notice.

     In addition to any other notice required to be given hereunder, (i) if a Special Conversion Event shall have occurred, or, (ii) if, prior to February 28, 1998, an Adjustment Event shall have occurred, the Company shall, within five Business Days of such occurrence, send notice to all holders of Series B-1 Preferred Shares (1) that the Series B-1 Preferred Shares are convertible and not subject to any waiting period with respect to the conversion thereof, (2) of the date as of which the Series B-1 Preferred Shares became convertible, (3) of the ratio at which the Series B-1 Preferred Shares are convertible and (4) a description of the nature of the Special Conversion Event or Adjustment Event, as the case may be. The Company shall send notice to all holders of Series B-1 Preferred Shares describing any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof, together with a form of conversion notice, at least 30 calendar days prior to any vote of holders of the Common Shares required to approve such action, or, if no such vote is so required, prior to the consummation of the transaction.

     Notwithstanding the surrender of Series B-1 Preferred Shares for conversion into Common Shares, all accrued distributions with respect to such Series B-1 Preferred Shares for any past Distribution Periods that are in arrears at the time of such conversion shall be paid to the registered holder of such Series B-1 Preferred Shares in the same manner as if such registered holder continued to be the registered holder of such converted Series B-1 Preferred Shares following such conversion or, if upon conversion of such Series B-1 Preferred Shares there will be no more Series B-1 Preferred Shares outstanding, then at the time of such conversion. In addition, if any holder surrenders Series B-1 Preferred Shares for conversion into Common Shares, such holder shall be entitled to receive a distribution on such Series B-1 Preferred Shares converted for the portion of the current Distribution Period such holder owned the Series B-1 Preferred Shares surrendered for conversion, notwithstanding that the record date for the distribution payable for the current Distribution Period may not have occurred, in an amount per Series B-1 Preferred Share converted equal to the product of (i) the distribution payable on each Series B-1 Preferred Share converted for the current Distribution Period, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in such Distribution Period elapsed to (but not including) the date of conversion and the denominator of which is the total number of calendar days in such Distribution Period.

     If any holder surrenders Series B-1 Preferred Shares for conversion into Common Shares and as a result thereof such holder is or will be entitled to receive distributions with respect to both such Series B-1 Preferred Shares converted and such Common Shares into which such Series B-1 Preferred Shares were converted for the same period of time (the "Overlapping Period"), then, at the time of and as a condition precedent to such conversion (or, if at the time of such conversion the amount of the distribution with respect to such Common Shares has not yet been determined, at the time of such determination), the Company shall withhold from any distribution payable on such Series B-1 Preferred Shares converted, an amount equal to the Excess Amount (defined below), if any. If the amount of any distribution payable on such Series B-1 Preferred Shares converted shall not be sufficient to pay any Excess Amount, such holder hereby authorizes the Company to withhold from any distribution payable to such holder on any Series B-1 Preferred Shares owned by such holder or, to the extent permissible, on any Common Shares owned by such holder, an amount equal to the Excess Amount. "Excess Amount" shall mean an amount equal to the product of (i) the sum of the distributions payable on each Common Share into which such Series B-1 Preferred Shares were converted for the distribution period relating to the Common Shares in which the Overlapping Period occurs, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Overlapping Period and the denominator of which is the total number of calendar days in such distribution period relating to the Common Shares in which the Overlapping Period occurs.

     2. Any holder of one or more Series B-1 Preferred Shares electing to convert such Share or Shares shall deliver the certificate or certificates therefor to the principal office of the transfer agent for the Common Shares, with the form of notice of election to convert prescribed by the Company fully completed and duly executed and (if so required by the Company or any conversion agent) accompanied by instruments of transfer in form reasonably satisfactory to the Company and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and any payments (or evidence of payment) required pursuant to Subparagraph (D)(4). The conversion right with respect to any such Series B-1 Preferred Shares shall be deemed to have been exercised on the date upon which the last of the conditions for conversion provided in this Subparagraph
(D)(2) have been satisfied by the holder of such Series B-1 Preferred Shares, and the Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

     3. No fractional Common Share or scrip representing a fractional Common Share shall be issued upon conversion of Series B-1 Preferred Shares. If more than one Series B-1 Preferred Share shall be surrendered for conversion on any day by the same holder, the number of full Common Shares which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B-1 Preferred Shares so surrendered by such holder on such day. Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series B-1 Preferred Shares, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per Common Share.

     4. If a holder converts Series B-1 Preferred Shares, the Company shall pay, at the time of and as a condition precedent to conversion, any documentary, stamp or similar issue or transfer tax due on the issuance of Common Shares upon the conversion.
The holder, however, shall pay to the Company the amount of any tax which is due (or shall establish to the satisfaction of the Company payment thereof) if the shares are to be issued in a name other than the name of the Person in whose name such Series B-1 Preferred Shares are registered.

     5. The Company shall reserve and shall at all times keep reserved out of its authorized but unissued Common Shares a sufficient number of Common Shares to permit the conversion of the then outstanding Series B-1 Preferred Shares that may then be converted. All Common Shares which may be issued upon conversion of Series B-1 Preferred Shares shall be validly issued and fully paid, and not subject to preemptive or other similar rights. In order that the Company may issue Common Shares upon conversion of Series B-1 Preferred Shares, the Company will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such Common Shares to be issued upon conversion on each securities exchange on which the Common Shares are listed.

     The Series B-1 Preferred Shares converted pursuant to the provisions of this Paragraph (D) shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

     6. The conversion rate in effect at any time shall be subject to adjustment from time to time upon the happening of certain events as follows:

          (i) Distribution of Common Shares; Reclassification; Subdivision; Combination. In case the Company shall (1) pay a dividend payable in, effect a split up of, or make any other distribution in, Common Shares to holders of the Common Shares, (2) reclassify the outstanding Common Shares into Shares of some other class or series of Shares, (3) subdivide the outstanding Common Shares into a greater number of Common Shares or (4) combine the outstanding Common Shares into a smaller number of Common Shares, the conversion rate immediately prior to such action shall be adjusted so that the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Common Shares which he would have owned immediately following such action had such Series B-1 Preferred Shares been converted immediately prior thereto. An adjustment made pursuant to this Subparagraph
     (D)(6)(i) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a reclassification, subdivision or combination.

          (ii) Issuance of Additional Common Equity. (A) If the Company shall issue to a Person who is not a Company Affiliate (as defined below) at the time of issuance any Additional Common Equity (as defined below) at a price per share less than 85% of the Current Market Price per Common Share then in effect on the date of such issuance, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

          (B) If the Company shall issue to a Person who is a Company Affiliate at the time of issuance, in any one or a series of related transactions, any Additional Common Equity at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such issuance by a fraction of which the numerator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Additional Common Equity offered, and of which the denominator shall be the number of shares of Common Equity outstanding immediately prior to such issuance plus the number of shares of Common Equity which the aggregate offering price of the Additional Common Equity offered would purchase at such Current Market Price per Share. Such adjustments shall become effective immediately after such issuance.

     "Additional Common Equity" shall mean all Common Equity issued by the Company except: (1) the Common Shares issued upon conversion of the Series B-1 Preferred Shares; (2) the Common Equity issued upon conversion of any Senior Shares, Parity Shares, Common Share Equivalents or any other shares of beneficial interest which, by their terms, are convertible into Common Equity and (a) which were outstanding on November 12, 1996, (b) for which no adjustment pursuant to this Subparagraph (D)(6) was required at the time of issuance or the time of any amendment or change thereto or (c) for which an adjustment is provided for in another provision of this Paragraph (D)(6); (3) up to an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common Share Equivalents are exercisable, exchangeable or convertible, in each case issued to Affiliates of the Company from and after November 12, 1996, at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, including, without limitation, shares of Common Equity or Common Share Equivalents issued to directors, officers, employees, or trustees of the Company or any Subsidiary of the Company and those issued pursuant to stock option, stock purchase, performance or other remuneration plans adopted by the Board of Trustees from time to time (including, without limitation, the Company's 1992 Employee Share Option Plan, 1992 Trustee Share Option Plan and 1995 Management Incentive Plan; (4) the issuance of shares of Common Equity under any circumstances for which an adjustment is provided in Subparagraph (D)(6)(i); or (5) Common Equity issued pursuant to a dividend reinvestment plan or stock purchase plan available to all holders of Common Equity.

     "Company Affiliate" shall mean, with respect to any issuance of Additional Common Equity, (i) any trustee, director, officer or employee of the Company or of any subsidiary of the Company, (ii) any Person that is the direct or indirect owner of more than five percent of the issued and outstanding Common Equity of the Company, (iii) any Person that controls, is controlled by or is under common control with, the Company, (iv) any trustee, director, officer, employee or family member of any Person listed in clauses
     (i), (ii) or (iii) of this definition or (v) any Person with respect to which any Person listed in clauses (i) through
     (iv) of this definition is a director, officer or the direct or indirect owner of more than ten percent of the issued and outstanding equity securities of such Person immediately prior to any such issuance.

     "Common Share Equivalent" shall mean any evidence of indebtedness, shares of stock or beneficial interest (other than Series B-1 Preferred Shares) or other securities which are or may be convertible into or exchangeable for Additional Common Equity ("Convertible Securities"), or any warrant, option or other right to subscribe for any Convertible Securities or for any Additional Common Equity.

     For purposes of this Subparagraph (D)(6)(ii), the number of Common Equity at any time outstanding shall not include
     Common Equity held in the treasury of the Company.

          (iii) Issuance of Common Share Equivalents. (A) If the Company shall issue to a Person who is not a Company Affiliate at the time of issuance any Common Share Equivalent and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to 85% of the Current Market Price per Common Share on the record date for determination of the holders of the Common Shares entitled to receive such issue, or, if, after any such issuance, the price per share for which shares of Additional Common Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share Equivalent, shall be below an amount equal to 85% of the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current Market Price per Common Share.
     Such adjustments shall become effective immediately after such record date.

          (B) If the Company shall issue to a Person who is a Company Affiliate at the time of issuance, in any one or a series of related transactions, any Common Share Equivalents and the aggregate of the price per Common Share Equivalent and the price per share for which shares of Additional Common Equity may be issuable thereafter pursuant to such Common Share Equivalent shall be below an amount equal to the Current Market Price per Common Share on the date of issue, or, if, after any such issuance, the price per share for which shares of Additional Common Equity may be issuable thereafter is amended or changed and the aggregate of such price, as so amended or changed, and the price per Common Share Equivalent, shall be below an amount equal to the Current Market Price per Common Share at the effective time of such amendment or change, then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the same shall be equal to the number determined by multiplying the number of Common Shares into which such Series B-1 Preferred Share was convertible immediately prior to such record date by a fraction of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable, and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the Common Shares into which, or for which, the Common Share Equivalents so offered are convertible or exercisable would purchase at such Current Market Price per Common Share.
     Such adjustments shall become effective immediately after such issuance.

          (iv) Conversion of Series A Preferred Shares or Series A-1 Preferred Shares. Notwithstanding anything to the contrary contained in this Subparagraph (D)(6), if the aggregate number of Common Shares into which the Series A Preferred Shares or Series A-1 Preferred Shares are converted exceeds 500,000 Common Shares, subject to adjustment pursuant to Subparagraph (D)(6)(i) (the "Series A Conversion Limit"), then the number of Common Shares into which each Series B-1 Preferred Share shall be convertible shall be adjusted so that the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall be entitled to receive such number of Common Shares as would have been received by such holder of Series B-1 Preferred Shares having the same percentage of the then outstanding Common Shares upon such conversion as such holder would have received upon conversion if the aggregate number of Common Shares into which the Series A Preferred Shares or Series A-1 Preferred Shares were converted equalled the Series A Conversion Limit at the time of conversion of such Series B-1 Preferred Shares.

          (v) Additional Adjustments. In the event that the Company shall issue to Affiliates of the Company in excess of an aggregate of 250,000 shares of Common Equity and shares of Common Equity into which Common Share Equivalents are exercisable, exchangeable or convertible, in each case which are issued from and after November 12, 1996, at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance, then the calculation of the number of Common Shares into which each Series B-1 Preferred Share is convertible shall be adjusted pursuant to the provisions of this Subparagraph
     (D)(6) for each such shares of Common Equity and Common Share Equivalents to Affiliates of the Company at a price per share less than the Current Market Price per Common Share then in effect on the date of such issuance.

          (vi) Limitation of Adjustments. For purposes of this Subparagraph (D)(6), the number of Common Shares or Common Equity at any time outstanding shall not include Common Shares or Common Equity held in the treasury of the Company. No adjustment of the Series B-1 Conversion Price shall be made under Subparagraph (D)(6)(iii), (1) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or rights, if any adjustment shall previously have been made in the Series B-1 Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to Subparagraph (D)(6)(iii) or otherwise pursuant to this Subparagraph (D)(6) or (2) upon the issuance of the Series A-1 Preferred Shares in exchange for all or any of the issued and outstanding Series A Preferred Shares.

          (vii) Additional Distributions. If the Company shall make a dividend or distribution of securities (other than Common Shares or Common Share Equivalents) or other property to the holders of Junior Shares and not to the holders of the Series B-1 Preferred Shares, then, unless the holders of the Series B-1 Preferred Shares are entitled to receive such distribution at a later time upon conversion of the Series B-1 Preferred Shares and such distribution has been set aside for such later distribution, each holder of Series B-1 Preferred Shares shall receive at the time of payment or issuance of such dividend or distribution, without payment or any consideration therefor, such securities or other property which he would have owned immediately following such dividend or distribution had such holder's Series B-1 Preferred Shares been converted immediately prior thereto; and an appropriate provision therefor shall be made a part of any such dividend or distribution.

          (viii) Computation of Consideration. In making adjustments to the Series B-1 Conversion Price pursuant to this Subparagraph (D)(6), the consideration received by the Company shall be deemed to be the following: to the extent that any Additional Common Equity, any Common Share Equivalents or rights shall be issued for a cash consideration, the consideration received by the Company therefor, or, if such Additional Common Equity or Common Share Equivalents are offered by the Company for subscription, the subscription price paid to and received by the Company, or, if such Additional Common Equity or Common Share Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in each such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Company for and in the underwriting of, or otherwise in connection with, the issue thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the consideration received by the Company shall be the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Trustees. The consideration for any Additional Common Equity issuable pursuant to any Common Share Equivalents shall be the consideration received by the Company for issuing such Common Share Equivalents, plus the additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Share Equivalents. In the case of the issuance at any time of any Additional Common Equity or Common Share Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Shares, the Company shall be deemed to have received for such Additional Common Equity or Common Share Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In any case in which the consideration to be received or paid shall be other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Trustees, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

     7. No adjustment in the conversion rate shall be required until cumulative adjustments result in a change of 1% or more of the conversion price as in effect prior to the last adjustment of the conversion rate; provided, that any adjustment which by reason of this Subparagraph (D)(7) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph (D) shall be rounded up to the nearest cent ($.01) or to the nearest one-thousandth (1/1000) of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

     8. In the event that, as a result of an adjustment made pursuant to Subparagraph (D)(6), the holder of any Series B-1 Preferred Shares thereafter surrendered for conversion shall become entitled to receive any Shares other than Common Shares, thereafter the number of such Shares so receivable upon conversion of any Series B-1 Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in this Paragraph (D).

     9. The Company may make such increases in the number of Common Shares to be received upon the conversion of Series B-1 Preferred Shares, in addition to those required by Subparagraph
(D)(6), as is considered to be advisable by the Board of Trustees in order that any event treated for Federal income tax purposes as a distribution of shares or share rights shall not be taxable to the recipients thereof.

     10. Whenever the conversion rate is adjusted, the Company shall, in addition to any notice required to be delivered pursuant to Subparagraphs (D)(1) or (D)(11), promptly, but in no event later than ten days following such adjustment, send notice to all holders of Series B-1 Preferred Shares of the adjustment and shall cause to be prepared a certificate signed by the principal financial officer of the Company setting forth, in reasonable detail, the adjusted conversion rate and a brief statement of the facts requiring such adjustment and the computation thereof (including a description of the basis on which the Board of Trustees made any determination relating to such adjustment); such certificate shall forthwith be filed with each transfer agent for the Series B-1 Preferred Shares.

     11. Each holder of Series B-1 Preferred Shares shall be entitled to all notices, including notice of the record dates for any votes with respect to the Common Shares, delivered to holders of Common Shares. In addition, in the event that:

          (i) the Company resolves to take any action which, if it were to occur, would require an adjustment in the conversion rate, or takes such action, or

          (ii) the Company resolves to take any action which, if it were to occur, would constitute a Special Conversion
     Event, or a Special Conversion Event occurs,

a holder of Series B-1 Preferred Shares, if it has a right to convert, may wish to convert, at the applicable conversion ratio, some or all of such shares into Common Shares prior to the record date for, or the effective date of, the transaction so that it may receive the rights, warrants, securities or assets which a holder of Common Shares on that date may receive. Therefore, the Company shall, in addition to any notice required to be delivered pursuant to Subparagraphs (D)(1) or (D)(10), send notice to all holders of Series B-1 Preferred Shares stating the proposed record or effective date of the transaction described in clauses
(ii) or (iii) of the definition of Special Conversion Event at least 30 days before such date.

     In the event (a) that the Company shall authorize the granting to holders of Common Shares of rights to subscribe for or purchase any shares of beneficial interest of any class or of any other rights or (b) of any capital reorganization or reclassification of the shares of beneficial interest of the Company, then the Company shall provide to the holders of the Series B-1 Preferred Shares prompt notice stating (i) the date on which a record is to be taken for the purpose of such distribution or subscription rights, or, if a record is not to be taken, the date as of which the holders of Common Shares of record would be entitled to such distribution or subscription rights or (ii) the date on which a capital reorganization or reclassification is expected to become effective.

     12. In case of (i) any reclassification of outstanding Common Shares issuable upon conversion of Series B-1 Preferred Shares, or (ii) any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification of outstanding Common Shares issuable upon such conversion), the rights of the holders of the outstanding Series B-1 Preferred Shares shall be adjusted in the manner described below:

          (i) In the event that the Company is the surviving corporation, each Series B-1 Preferred Share shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion of each Series B-1 Preferred Share, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon such conversion, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon such conversion had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such Series B-1 Preferred Share shall be deemed to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Subparagraph (D)(12). The provisions of this Subparagraph (D)(12)(i) shall similarly apply to successive reclassifications, consolidations and mergers.

          (ii) In the event that the Company is not the surviving corporation, (A) effective provision shall be made in the charter documents of the surviving Person or otherwise for the recognition, preservation and protection of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends or other distributions of the Series B-1 Preferred Shares or (B) the surviving corporation shall, without payment of any additional consideration therefor, issue new Series B-1 Preferred Shares providing that, upon conversion thereof, the holder thereof shall receive, in lieu of each Common Share theretofore issuable upon conversion of the Series B-1 Preferred Shares, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, consolidation or merger by the holder of one Common Share issuable upon conversion of the Series B-1 Preferred Shares had such conversion occurred immediately prior to such reclassification, consolidation or merger. Such new Series B-1 Preferred Shares shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Subparagraph (D)(12)(ii). The provisions of this Subparagraph (D)(12)(ii) shall similarly apply to successive reclassifications, consolidations and mergers.

     A change in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination, shall not be deemed a reclassification for purposes of these Paragraphs (A) through
(N).

E. Voting Rights.

     1. The holders of Series B-1 Preferred Shares shall not be entitled to vote at, or participate in, any meeting of shareholders of the Company, and shall have no other right to vote, except (i) as provided in Paragraph (L), (ii) as provided in Subparagraph (E)(2), or (iii) as required by law.

     2. (i) (A) If (x) the Company shall have failed to pay the distributions on the outstanding Series B Preferred Shares for any two quarterly Distribution Periods (whether or not consecutive) or (y) a Special Conversion Event shall have occurred (notwithstanding that such Special Conversion Event at any time thereafter no longer continues), the holders of the Series B Preferred Shares shall immediately and at all times thereafter vote together with the holders of the Common Shares as a single class on all actions to be taken by the holders of the Common Shares. Each holder of Series B Preferred Shares shall be entitled to such number of votes as shall equal the number of Common Shares into which his Series B Preferred Shares are then convertible, and be entitled to notice of all shareholder meetings with respect to which the holders of Common Shares are then entitled.

     (B) If the Company resolves to take any action that would constitute a Special Conversion Event under clauses (ii) or (iii) of the definition thereof, and if the holders of the Common Shares are entitled to vote on such Special Conversion Event, then the holders of the Series B Preferred Shares shall be entitled to vote together with the holders of the Common Shares as a single class on such Special Conversion Event. Each holder of Series B Preferred Shares shall be entitled to such number of votes as shall equal the number of Common Shares into which his Series B Preferred Shares are then convertible, and be entitled to notice of all shareholder meetings with respect to which the holders of Common Shares are then entitled with respect to such resolution.

     (ii) If the Company shall have failed to authorize and pay or declare and set apart for payment the distributions accumulated on the outstanding Series B Preferred Shares (A) for any four quarterly Distribution Periods (a "Four Quarter Preferential Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one and the holders of the outstanding Series B Preferred Shares, voting together as a separate class, shall be entitled to elect one additional trustee to the Board of Trustees (a "Preferred Shares Trustee") and (B) for any six quarterly Distribution Periods (a "Six Quarter Preferential Distribution Non-Payment"; each of a Six Quarter Preferential Distribution Non-Payment and a Four Quarter Preferential Distribution Non-Payment shall be referred to herein as a "Preferential Distribution Non-Payment"), the number of trustees of the Board of Trustees shall be increased by one additional trustee and the holders of the outstanding Series B Preferred Shares, voting together as a separate class, shall be entitled to elect a second Preferred Shares Trustee, until the full distributions accumulated on all outstanding Series B Preferred Shares for such four or six, as the case may be, quarterly Distribution Periods have been authorized and paid or declared and set apart for payment.

     The right of the holders of Series B Preferred Shares to elect a Preferred Shares Trustee may be exercised at any annual meeting of shareholders, or, within the limitations hereinafter provided, at a special meeting of holders of Series B Preferred Shares held for such purpose. At any time after such voting power shall have so vested in the holders of Series B Preferred Shares, the Board of Trustees shall, at the request of holders of record of at least 25% of the Series B Preferred Shares then outstanding, call a special meeting of the holders of Series B Preferred Shares for the election of the Preferred Shares Trustee to be elected by the holders of Series B Preferred Shares, to be held within 90 days after such call and at the place and upon the notice provided by law and in the By-laws for the holding of meetings of shareholders; provided, however, that the Board of Trustees shall not be required to call such special meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of shareholders. At any meeting so called or at any annual meeting, (a) holders of a majority of the outstanding Series B Preferred Shares, voting together as a separate class, in person or by proxy, shall be sufficient to constitute a quorum for the election of a Preferred Shares Trustee as provided in this Subparagraph (E)(2)(ii), and
(b) holders of a plurality of the outstanding Series B Preferred Shares, voting together as a separate class, shall have the power to elect a Preferred Shares Trustee. If any such special meeting required to be called as above provided shall not be called by the Board of Trustees within 90 days of a request pursuant to this Subparagraph (E)(2)(ii), then the holders of record of at least 25% of the Series B Preferred Shares then outstanding may designate in writing one of their number to call such meeting, and the person so designated may, at the Company's expense, call such meeting to be held at the place and upon the notice above provided. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the shareholders or a special meeting held in place thereof next succeeding the time when the holders of Series B Preferred Shares become entitled to elect a Preferred Shares Trustee as above provided. No Preferred Shares Trustee elected by the holders of the Series B Preferred Shares may be removed except by the vote of the holders of a majority of the outstanding Series B Preferred Shares, voting together as a separate class, in person or by proxy, at a meeting called for such purpose. So long as a Preferential Distribution Non-Payment shall continue, if a Preferred Shares Trustee who has been elected by the holders of Series B Preferred Shares to serve on the Board of Trustees shall no longer serve on the Board of Trustees by reason of resignation, death or removal, such vacancy shall be filled by holders of a plurality of the outstanding Series B Preferred Shares, voting together as a separate class, at a meeting called in accordance with the provisions of this Subparagraph (E)(2)(ii).

     If and when all accumulated distributions on the Series B Preferred Shares have been authorized and paid or declared and set apart for payment, the holders of the Series B Preferred Shares shall be divested of the special voting rights provided by this Subparagraph (E)(2), subject to revesting in the event of each and every subsequent Four Quarter Preferential Distribution Non-Payment or Six Quarter Preferential Distribution Non-Payment, as the case may be. Upon termination of such special voting rights attributable to all holders of the Series B Preferred Shares, the term of office of the Preferred Shares Trustee or Trustees shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by one or two, as the case may be.

     3. So long as any Series B Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees shall at all times be such that the exercise, by the holders of the Series B Preferred Shares of the right to elect a Preferred Shares Trustee under the circumstances provided for in Subparagraph (E)(2) will not contravene any provision of the Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

     4. A Preferred Shares Trustee elected pursuant to Subparagraph (E)(2) shall serve until the earlier of (x) the next annual meeting of the shareholders of the Company and the election (by the holders of the Series B Preferred Shares) and qualification of his successor or (y) the termination of the special voting rights as provided for in Subparagraph (E)(2).

F. Trustees' Right to Refuse to Transfer Series B-1 Preferred
Shares; Limitation on Holdings.

     1. The terms and provisions of this Paragraph (F) shall apply in addition to, and not in limitation of, the terms and provisions of Section 6.6 of the Declaration of Trust.

     2. Each Person who owns directly or indirectly more than five percent in number or value of the total Shares outstanding shall, by January 30 of each year, give written notice to the Company stating the Person's name and address, the number of Shares directly or indirectly owned by such Person, and a description of the capacity in which such Shares are held. For purposes of this Paragraph (F), the number and value of the total Shares outstanding shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereunder. In addition, each direct or indirect holder of Shares, irrespective of such shareholder's percentage "ownership" of outstanding Shares, shall upon demand disclose to the Company in writing such information with respect to the direct or indirect ownership of Shares as the Board of Trustees deems reasonably necessary from time to time to enable the Board of Trustees to determine whether the Company complies with the REIT Provisions of the Code (as defined in Section 1.5 of the Declaration of Trust), to comply with the requirements of any taxing authority or governmental agency or to ensure or ascertain compliance with this Paragraph (F). For purposes of this Paragraph (F), "ownership" shall be as defined in Subparagraph
(F)(11).

     3. If, in the opinion of the Board of Trustees, which shall be binding upon any prospective acquiror of Series B-1 Preferred Shares, any proposed transfer or issuance would jeopardize the status of the Company as a REIT under the REIT Provisions of the Code, the Board of Trustees shall have the right, but not the duty, to refuse to permit such transfer or issuance or refuse to give effect to such transfer or issuance and to take any action to cause any such transfer not to occur or to void any such issuance.

     4. As a condition to any transfer and/or registration of transfer on the books of the Company of any Series B-1 Preferred Shares which could result in direct or indirect ownership of Shares exceeding 9.8% of the lesser of the number or the value of the total Shares (such excess shares, the "Excess Shares") by a Person other than a Series B-1 Excepted Person, such prospective transferee shall give written notice to the Company of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in such ownership. On each date of determination, the calculation of the number of the total Shares outstanding on such date shall be made assuming the conversion or exercise of all Series B-1 Preferred Shares, Common Share Equivalents and Convertible Securities of such transferee on the date of determination in accordance with the terms of these Paragraphs (A) through (N).

     5. Any transfer or issuance of Series B-1 Preferred Shares that would (i) create a direct or indirect owner of Excess Shares other than a Series B-1 Excepted Person; or (ii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be void ab initio and the prospective acquiror shall not be entitled to any rights afforded to owners of Series B-1 Preferred Shares hereunder and shall be deemed never to have had an interest therein.

     "Series B-1 Excepted Person" shall mean (i) any Person defined as an "Excepted Person" pursuant to the Declaration of Trust, (ii) any Person approved prior to the Initial Issue Date by the Board of Trustees, (iii) any Person approved after the Initial Issue Date by the Board of Trustees, at its option and in its sole discretion, and (iv) each Person listed below, for so long as its direct or indirect ownership of Shares, individually or in the aggregate, in any combination, with those of any or all other Persons listed below, do not and could not exceed, the number of Shares or the percentage set forth below of the lesser of the number or the value of the Shares outstanding. Notwithstanding anything contained in these Paragraphs (A) through (N) to the contrary, the Board of Trustees shall not grant approval to any Person, and no Person shall be or be deemed a Series B-1 Excepted Person, if such Person's direct or indirect ownership of Series B-1 Excess Shares would or could result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Company as a REIT under the REIT provisions of the Code.

Names of Series B-1                Aggregate Number of Shares
Excepted Persons                   or Percentage For All Such
                                   Excepted Persons Combined
--------------------               -------------------------
Robert A. Mandor, Leonard S.       The maximum number of shares
Mandor, Mill Neck Associates,      of beneficial interest of the
B.&L. Associates, L.L.C. and/or    Company, into which such
Mountain View Mall, Inc. and/or    holders' Series B-1 Preferred
their affiliates.                  Shares and Series B-2
                                   Preferred Shares are then
                                   convertible, plus 33,200
                                   Common Shares, less any shares
                                   of benefical interest of the
                                   Company transferred by any
                                   such holders to any Person who
                                   is not one of the Series B-2
                                   Excepted Persons listed
                                   herein, but in no event less
                                   than 9.8%.
     6. The Company, by notice to the holder, transferor or transferee thereof, as the case may be, may purchase any or all Excess Shares (i) that are or proposed to be transferred in violation of any of the provisions hereof or (ii) that are or proposed to be transferred pursuant to a transfer which, in the opinion of the Board of Trustees (which shall be binding upon any proposed transferor or transferee of Series B-1 Preferred Shares), would result in any Person acquiring Series B-1 Excess Shares, or would otherwise jeopardize the status of the Company as a real estate investment trust under the REIT Provisions of the Code. The Company shall have the power, by lot or other means deemed equitable by the Board of Trustees in its sole discretion, to purchase such Series B-1 Excess Shares. The purchase price for each Series B-1 Excess Share shall be equal to the greatest of (i) the average of the closing prices for a Series B-1 Preferred Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent, (ii) the product of (x) the average of the closing prices for a Common Share for the thirty trading days preceding the day on which notice of such proposed transfer is sent and (y) the number (including fractions) of Common Shares into which such Series B-1 Preferred Share may be converted on such day and (iii) the sum of
(x) the Liquidation Preference for such Series B-1 Preferred Share and (y) the accrued and unpaid distributions on such Series B-1 Preferred Share. The closing price for such days shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange, Inc., or if the Series B-1 Preferred Shares or Common Shares, as the case may be, are not listed or admitted to trading on the New York Stock Exchange, Inc., on the principal national securities exchange on which the Series B-1 Preferred Shares or Common Shares, as the case may be, are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of the Series B-1 Preferred Shares or Common Shares, as the case may be, or in case no reported sale takes place, the average of the closing bid and asked prices, on NASDAQ or any comparable system. If the Series B-1 Preferred Shares or Common Shares, as the case may be, are not quoted on NASDAQ or any comparable system, the Board of Trustees shall in good faith determine the current market price on such basis as it considers appropriate. Prompt payment of the purchase price shall be made in cash by the Company in such manner as may be determined by the Board of Trustees, but in no event later than twenty Business Days after the Board of Trustees elects to make such purchase. From and after the date fixed for purchase by the Board of Trustees, and so long as payment of the purchase price for the Series B-1 Preferred Shares to be so purchased shall have been made or duly provided for, the holder of any Series B-1 Excess Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Series B-1 Preferred Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee of Series B-1 Excess Shares prior to the discovery by the Company that the Series B-1 Preferred Shares have been transferred in violation of this Paragraph (F) shall be repaid to the Company upon demand. The Series B-1 Preferred Shares purchased pursuant to the provisions of this Subparagraph (F)(6) shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

     7. If Subparagraph (F)(5), (6), (7) or (8) is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the acquiror of Series B-1 Preferred Shares in violation of such subparagraphs shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such Series B-1 Preferred Shares on behalf of the Company. The Company, by notice to the acquiror thereof, may purchase any or all Series B-1 Preferred Shares so acquired in the manner designated by Subparagraph (F)(6).

     8. Subject to Subparagraph (F)(12), notwithstanding any other provision in these Paragraphs (A) through (N) to the contrary, any purported transfer, sale or acquisition of Series B-1 Preferred Shares (whether such purported transfer, sale or acquisition results from the direct or indirect ownership, or attribution of ownership, of Series B-1 Preferred Shares) which would result in the termination of the status of the Company as a REIT under the REIT Provisions of the Code shall be null and void ab initio. Any such Series B-1 Preferred Shares may be treated by the Board of Trustees in the manner prescribed for Series B-1 Excess Shares in Subparagraph (F)(6).

     9. Subject to Subparagraph (F)(12), nothing contained in this Paragraph (F) or in any other provision of these Paragraphs
(A) through (N) shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Company and the interests of the Shareholders by preservation of the Company's status as a REIT under the REIT Provisions of the Code.

     10. If any provision of this Paragraph (F) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Paragraph (F) may be inconsistent with any other provision in these Paragraphs (A) through (N), this Paragraph (F) shall be controlling.

     11. For purposes of these Paragraphs (A) through (N), Series B-1 Preferred Shares not owned directly shall be deemed to be owned indirectly by a Person if that Person or a group of which he is a member would be the beneficial owner of such Series B-1 Preferred Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and/or would be considered to own such Series B-1 Preferred Shares by reason of the REIT Provisions of the Code.

     12. Notwithstanding any other provision of Paragraph (F), nothing in these Paragraphs (A) through (N) shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange, Inc. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Paragraph (F) and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Paragraph (F).

G. Redemption at the Option of the Board of Trustees.

     1. After the fifth anniversary of the Initial Issue Date, if the aggregate Liquidation Preferences of all of the outstanding Series B-1 Preferred Shares shall at any time be less than $3,000,000, the Board of Trustees may, at its option and in its sole discretion, redeem the Series B-1 Preferred Shares in whole, subject to the limitations set forth below, at a redemption price equal to $25.00 per share (the "Call Price"), plus (i) all distributions accrued and unpaid on such Series B-1 Preferred Shares for past Distribution Periods and (ii) the pro rata portion of the distributions on such Series B-1 Preferred Shares for the current Distribution Period through the Redemption Date (together, the "Redemption Distributions"), upon giving notice as provided below.

     2. At least 30 days but not more than 90 days prior to the date fixed for the redemption of the Series B-1 Preferred Shares (the "Redemption Date"), the Company shall mail a written notice (a "Notice of Redemption") to each holder of record of the Series B-1 Preferred Shares in a postage prepaid envelope addressed to such holder at his address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such Series B-1 Preferred Shares, stating the Redemption Date, the Call Price, the number of Series B-1 Preferred Shares then outstanding and to be redeemed and the place(s) where the certificate(s) representing such Series B-1 Preferred Shares are to be surrendered for payment.

     3. On or after the Redemption Date each holder of the Series B-1 Preferred Shares shall present and surrender his certificate or certificates for such Series B-1 Preferred Shares to the Company at the place designated in such notice for redemption and thereupon the Call Price and the Redemption Distributions for such Series B-1 Preferred Shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Redemption Date (unless default shall be made by the Company in payment of the Call Price or the Redemption Distributions), (i) all distributions on the Series B-1 Preferred Shares shall cease to accrue, and all rights of the holders thereof as shareholders of the Company shall cease and terminate, except for the right
(x) to surrender their Series B-1 Preferred Shares for conversion into Common Shares as provided for, and in accordance with, the provisions of these Paragraphs (A) through (N) (including, without limitation, Paragraph (D) hereof) at any time prior to the Redemption Date or (y) to receive the Call Price and the Redemption Distributions with respect to such Series B-1 Preferred Shares upon the surrender of certificates representing the same, (ii) the Series B-1 Preferred Shares shall no longer be deemed to be outstanding for any purpose whatsoever and (iii) the Series B-1 Preferred Shares redeemed pursuant to the provisions of this Paragraph (G) shall thereupon be retired and may not be reissued as Series B-1 Preferred Shares but shall thereafter have the status of authorized but unissued Shares.

     4. If a Notice of Redemption has been given pursuant to Subparagraph (G)(2) above and any holder of Series B-1 Preferred Shares shall, prior to the close of business on the last Business Day preceding the Redemption Date, give written notice to the Company pursuant to Paragraph (D) of the conversion of any or all of the Series B-1 Preferred Shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then such redemption shall not become effective as to such Series B-1 Preferred Shares to be converted, such conversion shall become effective as provided in Paragraph (D).

H. Exclusion of Other Rights.

     Except as may otherwise be required by law, the Series B-1 Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions or limitations as to dividends or other distributions other than as specifically set forth in the Declaration of Trust.

I. Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

J. Severability of Provisions.

     If any of the preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-1 Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, or limitations as to distributions of Series B-1 Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences, conversion or other rights, voting powers, restrictions, or limitations as to dividends or other distributions of the Series B-1 Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

K. Ranking.

     With regard to rights to receive distributions and amounts payable upon liquidation, dissolution or winding up of the Company, the Series B-1 Preferred Shares shall rank senior to any Junior Shares, the Common Shares and any Common Share Equivalent and on a parity with any other preferred shares issued by the Company, unless the terms of such other preferred shares provide otherwise and, if applicable, the requirements of Paragraph (L) hereof have been complied with. However, the Company may authorize or increase any class or series of Parity Shares or Junior Shares, or both, without the vote or consent of the holders of the Series B-1 Preferred Shares.

L. Limitations.

     In addition to any other rights provided to the holders of the Series B-1 Preferred Shares by applicable law, so long as any Series B-1 Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the total number of outstanding Series B Preferred Shares, voting together as a separate class,

          (i) authorize, create or issue, or increase the par value or authorized or issued amount of, any class or series of Senior Shares, or rights to subscribe to or acquire, any security convertible into, any class or series of Senior Shares, or reclassify any shares of beneficial interest into any such Senior Shares or reclassify any Junior Shares into Parity Shares;

          (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, any of the provisions of the Declaration of Trust (including these Paragraphs (A) through
     (N)) so as to adversely affect the preferences, right to convert, conversion price adjustments, notice rights, special conversion rights, distribution and liquidation rights, preferences, restrictions or limitations, redemption rights or privileges, or voting powers or rights of the Series B-1 Preferred Shares; or

          (iii) modify an express contract right of the Series B-1 Preferred Shares; but (except as otherwise provided in these Paragraphs (A) through (N) or required by applicable law) nothing herein contained shall require such a vote or consent
     (i) in connection with any increase in the total number of authorized Common Shares, or (ii) in connection with the authorization or increase of any class or series of Parity Shares or Junior Shares. The Company with the written consent or affirmative vote of the holders of a majority of the Series B Preferred Shares shall have the right to amend, alter or repeal any of the provisions of these Paragraphs (A) through
     (N) without the approval, consent or vote of any other class of shares of beneficial interest of the Company.

M. No Preemptive Rights.

     No holder of Series B-1 Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued Shares (whether now or hereafter authorized) or securities of the Company convertible, including securities into or carrying a right to subscribe to or acquire Shares.

N. Notices.

     Except as may otherwise be provided in the Declaration of Trust, all notices to holders of Series B-1 Preferred Shares shall be written, and delivered by first class mail, postage prepaid, addressed to record holders of the Series B-1 Preferred Shares as their names shall appear on the share records of the Company on the applicable record date, or, if no record date has been set, then on the date of delivery of such notice.

     SECOND: The Series B-1 Preferred Shares have been classified by the Board of Trustees under a power contained in the Declaration of Trust.

     THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

     FOURTH: Each of the undersigned acknowledges these Articles Supplementary to be the act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     FIFTH: These Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto have been entered into or executed on behalf of the Company by the undersigned in his capacity as a trustee of the Company, which has been formed as a Maryland real estate investment trust pursuant to a declaration of trust of the Company dated July 20, 1992, as amended and restated, and not individually, and neither the trustees, officers nor shareholders of the Company shall be bound or have any personal liability hereunder or thereunder. Holders of the Series B-1 Preferred Shares shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of these Articles Supplementary and all documents, agreements, understandings and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers or shareholders of the Company or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements or transactions between the Company and holders of the Series B-1 Preferred Shares. These Articles Supplementary are executed on behalf of the Company by its Board of Trustees this 18th day of February, 1997.

                                 KRANZCO REALTY TRUST


                              /s/ Norman M. Kranzdorf
                              ___________________________________
                              Norman M. Kranzdorf

                              /s/ Robert H. Dennis
                              ___________________________________
                              Robert H. Dennis

                              /s/ Dr. Peter D. Linneman
                              ___________________________________
                              Dr. Peter D. Linneman


                              ___________________________________
                              James B. Selonick

                              /s/ E. Donald Shapiro
                              ___________________________________
                              E. Donald Shapiro

                              /s/ Edmund Barrett
                              ___________________________________
                              Edmund Barrett